UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 31, 2012

______________________________

SYSTEMAX INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13792 (Commission File Number)	11-3262067 (IRS Employer Identification No.)

11 Harbor Park Drive
Port Washington, New York 11050
(Address of principal executive offices)

(516) 608-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operations and Financial Condition

On November 1, 2012, Systemax Inc. (the “Company”) issued a press release announcing its 2012 third quarter financial results and certain operations initiatives. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.05    Costs Associated with Exit or Disposal Activity

PC Manufacturing Business

Early in the fourth quarter of 2012, the Company conducted an evaluation of its PC manufacturing operations located in Ohio and on October 31, 2012 its Board of Directors concluded that the Company’s future North American technology results will be enhanced by exiting the computer manufacturing business.  The Company will continue service and support for its previously sold PCs.  As a result of exiting this business, the Company expects to incur aggregate one-time charges of approximately $6 to $8 million, pre tax,  in the fourth quarter of 2012 and during 2013 for asset impairment, exit and severance expenses . This amount includes approximately$5 million in non cash charges for asset impairments including an expected write-down of our manufacturing facility to current market values, $750,000 in estimated cash charges for workforce reduction costs, and $500,000 in estimated cash charges for other related shut down expenses. The Company anticipates that the opportunity benefit of strengthening its strategic relationships with vendor partners within the desktop PC category should provide improved profitability of between $1 and $2 million, pre tax,  on an annual basis.  A copy of the press release describing this initiative is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

European Shared Services Center

To facilitate the continued growth of its European Technology business, the Company intends to open a shared services center in Eastern Europe in 2013.  This new facility, approved by the Board of Directors on October 31, 2012, will provide certain administrative and back office services and will help drive operational efficiencies and better serve the Company’s pan-European operating strategy.  The Company expects that one time exit, severance and startup costs in order to implement the shared services center, as well as other cost reduction initiatives in Europe anticipated to occur in the fourth quarter of 2012 and the first quarter of 2013, will aggregate between $14 and $16 million, pre tax, during the fourth quarter of 2012 and during 2013. This amount includes approximately $9 million for workforce reduction costs, $3 million in start up costs related to our new facility, and $3 million in other tax, legal, and commercial fees. The Company anticipates that approximately all of the exit, severance and start-up costs will result in future cash expenditures which will be incurred in the fourth quarter of 2012 and the first half of 2013. The Company anticipates that it will realize a reduction in its cost structure of between $9 and $11 million, pre tax, on an annual basis after implementation of the shared services center. Not all of the components of this initiative are finalized, and the actual costs and specific timing of the costs could change from the Company’s estimate as the scope of the initiative and underlying assumptions may change. A copy of the press release describing this initiative is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.06	Material Impairments

United States Technology Brands

Early in the fourth quarter of 2012, the Company conducted an evaluation of its multi-brand United States consumer strategy and the intangible assets used in that strategy and on October 31, 2012 its Board of Directors concluded that the Company’s future North American consumer business would be optimized by consolidating its United States consumer operations under TigerDirect, its leading and largest brand.  Accordingly, the Company will record one- time, non-cash impairment charges related to the intangible assets of CompUSA and Circuit City of approximately $34 million, pre-tax, in the fourth quarter of 2012.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of Systemax Inc., dated November 1, 2012, regarding 2012 third quarter financial results and certain operations initiatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMAX INC.

By: /s/ Eric M. Lerner
   Name:  Eric M. Lerner
   Title: Senior Vice President and General Counsel

Date:  November 1,  2012

Exhibit Index

99.1   Press Release of Systemax Inc., dated November 1, 2012, regarding 2012 third quarter financial results and certain operations initiatives.